Exhibit 99.1

Games Inc. Sets Lottery Corporation Share Dividend; Record Date is December 29, 2005 and Distribution Date is January 15, 2006.

Cincinnati, Ohio – December 29, 2005 -- The Board of Games Inc.  (OTCBB:GMSI) is pleased to announce that all Games Inc. shareholders, as of the close of business today, will receive a previously announced dividend of the shares of Lottery Corporation. All shareholders of Games Inc. will receive shares of Lottery Corporation at the rate of one share of Lottery Corporation for each 4 shares of Games Inc. Common stock. Those Lottery shares will be registered and will become publicly tradable in the future, after applicable SEC filings are completed.

The Board is also pleased to announce the appointment of Carol Meinhardt as CEO of Lottery Corporation. “Lottery Corporation will give our shareholders a “pure play” in the expected growth of Lottery Online,” said Ms. Meinhardt. “Working with our Executive Vice President,  Dennis Kennedy, former Lottery Director of the Ohio Lottery, as well as our CTO, Tristan Smith, we will continue to deliver quality services to state lotteries and will actively support those jurisdictions which are actively exploring offering Lottery Online to their customers.”

Lottery Corporation owns and operates Lottery.com, the most active state and Provincial Lottery information service site on the Web. Lottery.com also provides co-branded lottery results to a wide variety of Web Publishers including Yahoo, AOL Digital Cities, Gannett, Tribune Companies, and USA Today.

Virtually every US state offers Internet Access to a wide variety of state services, from License Plates to Lawsuits and Tax Payment systems. No state yet offers Lottery access, Online; but Lottery Online is the most rapidly growing segment of the United Kingdom’s National Lottery and is in use in two Canadian Provinces. 2005 Annual Lottery sales exceeded $50 Billion in North America.

Forty-one states now offer Lottery to their citizens; while most states are able to offer Lottery Online, Georgia, North Carolina and Illinois have either enacted or are considering enabling legislation for Lottery Online.

Cincinnati, Ohio based, Games, Inc. operates in the area of interactive entertainment primarily focusing on web-based games Games.  The Company's principal business owns and operates a portfolio of online portals focused on the delivery of interactive entertainment and content to consumers. The Company features two community-focused online game sites as well as proprietary games for purchase-and-download, conventional online play, peer-to-peer and tournament game play.  Proprietary content delivery and decremented payment systems will enable software licensing to become a component of the revenue mix along side merchandise. For more information, please visit the Company's corporate website, www.gamesinc.net, or their portfolio sites, www.gameland.com, and www.skillmoney.com, or contact Sue Craner at investorrelations@gamesinc.net.

CONTACT:

Sue Craner

Games, Inc.

425 Walnut Street

Cincinnati, OH

(513) 721-3900

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Games) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Games. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors. We undertake no obligation to update information in this release.